Exhibit 10.1

Pioneer Natural Resources Company

$1,150,000,000 0.250% Convertible Senior Notes due 2025

Purchase Agreement

May 11, 2020

Credit Suisse Securities (USA) LLC

Goldman Sachs & Co. LLC

    As Representatives of the several Purchasers

c/o

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010-3629

Ladies and Gentlemen:

Pioneer Natural Resources Company, a Delaware corporation (the “Company”), proposes to issue and sell to the several initial purchasers named in Schedule II hereto (the “Purchasers”), for whom Credit Suisse Securities (USA) LLC and Goldman Sachs & Co. LLC (the “Representatives”) are acting as representatives, $1,150,000,000 principal amount of its 0.250% Convertible Senior Notes due 2025 (the “Firm Securities”) and also proposes to grant to the Purchasers an option to purchase an aggregate of up to an additional $172,500,000 principal amount of its 0.250% Convertible Senior Notes due 2025 (the “Option Securities”), to be issued under an indenture, to be dated as of May 14, 2020 (“Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Firm Securities and the Option Securities which the Purchasers may elect to purchase pursuant to Section 2 hereof are herein collectively called the “Offered Securities.” The Offered Securities will be convertible into cash, shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), or a combination of cash and Common Stock, at the Company’s election.

In connection with the offering of the Offered Securities, the Company is entering into capped call transactions with one or more of the Purchasers or their respective affiliates (each, a “Counterparty”), in each case pursuant to a separate capped call transaction confirmation (each, a “Base Capped Call Confirmation”), each dated the date hereof, and in connection with the issuance of any Option Securities, the Company and each Counterparty may enter into additional capped call transactions, in each case pursuant to an additional capped call transaction confirmation (each, an “Additional Capped Call Confirmation”), to be dated the date on which the Purchasers exercise their option to purchase such Option Securities. The Base Capped Call Confirmations and the Additional Capped Call Confirmations are referred to herein collectively as the “Capped Call Confirmations.”

To the extent there are no additional Purchasers listed on Schedule II other than you, the term Representatives as used herein shall mean you, as Purchasers, and the terms Representatives and Purchasers shall mean either the singular or plural as the context requires. Any references herein to the Preliminary Offering Circular or the Final Offering Circular shall be deemed to refer to and include the filing of any document under the Exchange Act on or before the date of the Preliminary Offering Circular or the Final Offering Circular, as the case may be, deemed to be incorporated therein by reference. Any reference herein to the terms “amend”, “amendment” or “supplement” with respect to the Preliminary Offering Circular or the Final Offering Circular shall be deemed to refer to and include the filing of any document under the Exchange Act after the date of the Preliminary Offering Circular or the Final Offering Circular, as the case may be, deemed to be incorporated therein by reference. Certain terms used herein are defined in Section 20 hereof.

1.    Representations and Warranties. The Company represents and warrants to, and agrees with, each Purchaser as set forth below in this Section 1 that as of the Execution Time, the Initial Sale Time, the Closing Date and the Additional Closing Date, as the case may be:

(a)    Offering Circular. The Company has prepared or will prepare the Preliminary Offering Circular and the Final Offering Circular;

(b)    Incorporated Documents. The documents incorporated by reference in the Disclosure Package and the Final Offering Circular, at the time they were filed with the Commission, as the case may be, conformed in all material respects to any applicable requirements of the Exchange Act and the Rules and Regulations thereunder and any further documents so filed and incorporated by reference in the Final Offering Circular or any amendment or supplement thereto, at the time they are hereafter filed, will conform in all material respects to the requirements of the Exchange Act;

(c)    Disclosure. The Final Offering Circular will not, as of its date and as of the Closing Date and the Additional Closing Date, if any, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of any Purchaser through the Representatives specifically for inclusion in the Disclosure Package or the Final Offering Circular, it being understood and agreed that the only such information furnished by or on behalf of any Purchaser is that described in Section 8(b) hereof;

(d)    Disclosure Package. As of the Initial Sale Time and as of the Closing Date and the Additional Closing Date, none of (i) the Disclosure Package, (ii) any individual Supplemental Marketing Material when considered together with the Disclosure Package or (iii) any permitted General Solicitation listed on Schedule I hereto that is not a Free Writing Communication, when considered together with the Disclosure Package, included or will include any untrue statement of a material fact or omitted or will omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Preliminary Offering Circular, the Final Offering Circular, the Disclosure Package or any Supplemental Marketing Material made in reliance upon and in conformity with information furnished in writing to the Company or on behalf of any Purchaser through the Representatives specifically for inclusion therein, it being understood and agreed that the only such information furnished by any Purchaser consists of the information described as such in Section 8(b) hereof;

(e)    Reserved.

(f)    Company Good Standing. The Company has been duly incorporated and is validly existing as a corporation under the laws of the State of Delaware with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Disclosure Package and the Final Offering Circular, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the condition (financial or otherwise), earnings, business or properties of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”);

(g)    Subsidiary Good Standing. Each subsidiary of the Company has been duly incorporated or otherwise organized and is an existing corporation or other entity in good standing under the laws of the jurisdiction of its incorporation or organization, with power and authority (corporate and other) to own its properties and conduct its business as described in the Disclosure Package and the Final Offering Circular (or as presently conducted, if not so described therein); and each subsidiary of the Company is duly qualified to do business as a foreign corporation or other entity in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect; all of the issued and outstanding capital stock or other ownership interest of each subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock or other ownership interest of each subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects, other than those arising under the Company’s bank line of credit;

(h)    Capitalization. The Company has an authorized capitalization as described in the Disclosure Package and the Final Offering Circular; the outstanding shares of Common Stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable; and none of the outstanding shares of capital stock of the Company have been issued by the Company in violation of any preemptive or similar rights of any security holder;

(i)    Agreement, Offered Securities and Indenture Authorization. The Company has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and this Agreement has been duly authorized, executed and delivered by the Company; the Offered Securities have been duly authorized and, when the Offered Securities are issued and delivered pursuant to this Agreement, such Offered Securities will have been duly executed, authenticated, issued and delivered and, upon payment for the Offered Securities by the Representatives to the Company, will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyances or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law); the Indenture has been duly authorized and when the Indenture is executed and delivered, will constitute a valid and legally binding instrument, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyances or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law); and the Indenture and the Offered Securities will conform in all material respects to the descriptions thereof contained in the Disclosure Package and the Final Offering Circular with respect to such Offered Securities;

(j)    Conversion Shares. When the Offered Securities are delivered and paid for in accordance with this Agreement on the Closing Date or Additional Closing Date, as applicable, such Offered Securities will be convertible into the Underlying Shares in accordance with the terms of the Indenture and the Offered Securities; the maximum number of shares of Common Stock initially issuable upon conversion of such Offered Securities (including the maximum number of additional shares of Common Stock by which the Conversion Rate (as such term is defined in the Disclosure Package) may be increased upon conversion in connection with a Make-Whole Fundamental Change (as such term is defined in the Disclosure Package) or a redemption of the Offered Securities and assuming (x) the Company elects, upon each conversion of the Offered Securities, to deliver solely shares of Common Stock and (y) the Purchasers exercise their option to purchase the Option Securities in full) (such maximum number of shares of Common Stock, the “Conversion Shares”) has been duly authorized and reserved for issuance upon such conversion, and when issued upon conversion of the Offered Securities in accordance with the terms of the Indenture and the Offered Securities, will conform in all material respects to the description of the Common Stock contained in the Disclosure Package and the Final Offering Circular; when the Underlying Shares, if any, have been issued upon conversion of the Offered Securities in accordance with the terms of the Indenture and the Offered Securities, the Underlying Shares will be validly issued, fully paid and non-assessable; no preemptive rights of stockholders exist with respect to any of the Offered Securities or the Underlying Shares or the issue and sale thereof;

(k)    Capped Call Confirmations.    The Base Capped Call Confirmations have been duly authorized, executed and delivered by the Company and are enforceable against the Company in accordance with their terms, and any Additional Capped Call Confirmations will, on or prior to the date such Additional Capped Call Confirmations are entered into, have been duly authorized, executed and delivered by the Company and each will be enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(l)    Material Changes. Since the respective dates as of which information is given in the Disclosure Package and the Final Offering Circular, except as may otherwise be stated therein or contemplated thereby, there has been no material adverse change, actual or to the knowledge of the Company, pending, in the condition (financial or otherwise), earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising in the ordinary course of business (a “Material Adverse Change”);

(m)    No Conflicts. None of (i) the offering, issuance or sale by the Company of the Offered Securities and the Underlying Shares or (ii) the execution, delivery and performance of this Agreement, the Indenture and Capped Call Confirmations, (A) conflicts or will conflict with or constitutes or will constitute a violation of the Amended and Restated Certificate of Incorporation, as amended, or the Fifth Amended and Restated Bylaws of the Company, (B) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties may be bound, (C) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any court or governmental agency or body directed to the Company, its subsidiaries or any of their properties in a proceeding to which any of them or their property is a party or (D) results or will result in the creation or imposition of any lien upon any property or assets of the Company, which conflicts, breaches, violations, defaults or liens, in the case of clauses (B), (C) or (D), would reasonably be expected to have a Material Adverse Effect or materially impair the ability of the Company to consummate the transactions provided for in this Agreement and the Indenture;

(n)    No Consents. Assuming that the representations and warranties of the Purchasers contained in Section 4 hereof are true and correct in all material respects, no permit, consent, approval, authorization, order, registration, filing or qualification of or with any court, governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties or assets is required in connection with the offering, issuance or sale by the Company of the Offered Securities and the Underlying Shares, the execution, delivery and performance of this Agreement, the Indenture and the Capped Call Confirmations by the Company, or the consummation of the transactions contemplated by this Agreement, the Indenture and the Capped Call Confirmations except for such permits, consents, approvals, authorizations, orders, registrations, filings or qualifications required under the Act, the Exchange Act, the Trust Indenture Act or the blue sky laws of any jurisdiction;

(o)    Financial Statements. The consolidated historical financial statements of the Company included or incorporated by reference in the Disclosure Package and the Final Offering Circular present fairly in all material respects the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of the Act and have been prepared in conformity with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein). There are no financial statements that would be required to be included or incorporated by reference in the Disclosure Package and the Final Offering Circular if the offer and sale of the Offered Securities and the Underlying Shares were registered under the Act that are not included or incorporated by reference in the Disclosure Package and the Final Offering Circular;

(p)    Independent Public Accountants. Ernst & Young LLP, who has audited the audited financial statements and schedules incorporated by reference in the Disclosure Package and the Final Offering Circular and delivered its reports with respect to the audited financial statements and schedules incorporated by reference in the Disclosure Package and the Final Offering Circular, is an independent registered public accounting firm with respect to the Company within the meaning of the Act and the rules and regulations of the Public Company Accounting Oversight Board (United States);

(q)    Independent Petroleum Engineers. Netherland, Sewell & Associates, Inc. (“NSAI”), whose reports are referenced in the Disclosure Package and the Final Offering Circular, and who has delivered the letter referenced to in Section 6(g) hereof, was, as of the date of such reports, and is, as of the date hereof, an independent engineering firm with respect to the Company;

(r)    Information Underlying Reserve Report. The factual information underlying the estimates of proved oil and gas reserves of the Company, which was supplied by the Company to NSAI for the purposes of auditing the Company’s internally prepared reserve report and preparing the letter (the “Reserve Report Letter”) of NSAI, including, without limitation, production volumes, costs of operation and development, current prices for production, agreements relating to current and future operations and sales of production, was true and correct in all material respects on the dates such estimates were made and such information was supplied and was prepared in accordance with customary industry practices; and other than normal production of the reserves and intervening market commodity price fluctuations and except as is stated or contemplated in the Disclosure Package and the Final Offering Circular, the Company is not aware of any facts or circumstances that would result in a material adverse change in the reserves, or the present value of future net cash flows therefrom, as described in the Disclosure Package and the Final Offering Circular and as reflected in the Reserve Report Letter;

(s)    Officers’ Certificates. Any certificate signed by any officer of the Company and delivered to the Representatives or counsel for the Purchasers in connection with the offering of the Offered Securities shall be deemed a representation and warranty by the Company (and not a representation or warranty by the signing officer in his or her individual capacity), as to matters covered thereby, to each Purchaser;

(t)    Investment Company Act. The Company is not and, after giving effect to the offering and sale of the Offered Securities, the application of the proceeds thereof as described in the Disclosure Package and the transactions contemplated by the Capped Call Confirmations will not be an “investment company” as defined in the Investment Company Act of 1940;

(u)    No Unlawful Contributions or Other Payments. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by the Company or any of its subsidiaries of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (“FCPA”) or any other applicable anti-bribery or anti-corruption law, and the Company, its subsidiaries and, to the knowledge of the Company, its affiliates have conducted the businesses of the Company and its subsidiaries in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith and all other applicable anti-bribery and anti-corruption laws;

(v)    No Conflict with Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened;

(w)    No Conflict with OFAC Laws. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent (while acting on behalf of the Company), employee or affiliate of the Company or any of its subsidiaries is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or any other relevant sanctions authority (collectively, “Sanctions”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds, to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any Sanctions;

(x)    Environmental Laws. Except as is stated in the Disclosure Package and the Final Offering Circular, neither the Company nor any of the subsidiaries is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would, individually or in the aggregate, have a Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a claim;

(y)    Disclosure Controls. The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act); the Company’s “disclosure controls and procedures” are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and regulations of the Exchange Act, and that all such information is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure;

(z)    XBRL Information. The interactive data in eXtensbile Business Reporting Language included or incorporated by reference in the Preliminary Offering Circular or the Final Offering Circular fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto;

(aa)    Cybersecurity. Except as disclosed in the Disclosure Package and the Final Offering Circular or except as would not reasonably be expected to result in a Material Adverse Effect (i) there has been no security breach or incident, unauthorized access or disclosure, or compromise relating to the Company’s or its subsidiaries’ information technology and computer systems, networks, hardware, software, data or databases (including the data and information of their respective customers, employees, suppliers, vendors and any third party data maintained, processed or stored by the Company and its subsidiaries, and, to the Company’s knowledge, any such data processed or stored by third parties on behalf of the Company and its subsidiaries), equipment or technology (collectively, “IT Systems and Data”); (ii) neither the Company nor its subsidiaries have been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, a security breach or incident, unauthorized access or disclosure or other compromise to their IT Systems and Data; and (iii) the Company and its subsidiaries are in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification. The Company and its subsidiaries have implemented appropriate controls, policies, procedures, and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards;

(bb)    Class of Securities Not Listed. No securities of the same class (within the meaning of Rule 144A(d)(3) under the Act) as the Offered Securities are listed on any national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system;

(cc)    No Registration. The offer and sale of the Offered Securities by the Company to the several Purchasers and the initial resale of the Offered Securities by the several Purchasers in the manner contemplated by the Final Offering Circular will be exempt from the registration requirements of the Act; and it is not necessary to qualify the Indenture under the Trust Indenture Act; and

(dd)    General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf (other than the Purchasers, as to whom the Company makes no representation or warranty) has (i) within the six-month period prior to the date hereof, offered or sold in the United States or to any U.S. person (as such terms are defined in the Act) the Offered Securities or any security of the same class or series as the Offered Securities or (ii) offered or will offer or sell the Offered Securities by means of any General Solicitation that is not a Free Writing Communication other than General Solicitations listed on Schedule I hereto or those made with the prior written consent of the Representatives. The Company has not entered and will not enter into any contractual arrangement with respect to the distribution of the Offered Securities except for this Agreement.

The Company acknowledges that for purposes of the opinions to be delivered to the Purchasers pursuant to Section 6 of this Agreement, counsel to the Company and counsel to the Purchasers will rely upon the accuracy and truth of the foregoing representations, and the Company hereby consents to such reliance.

2.    Purchase and Sale.

(a)    Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, (i) the Company agrees to sell to the several Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at the purchase price of 98.50% of the principal amount of the Firm Securities plus accrued interest, if any, from May 14, 2020 to the Closing Date, the respective principal amounts of the Firm Securities set forth opposite the names of the several Purchasers in Schedule II hereto and (ii) in the event and to the extent that the Purchasers shall exercise the election to purchase Option Securities as provided below, the Company agrees to issue and sell to each of the Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at the same purchase price set forth in clause (i) of this Section 2(a), that portion of the aggregate principal amount of the Option Securities as to which such election shall have been exercised (to be adjusted by the Representatives so as to eliminate fractions of $1,000), determined by multiplying such aggregate principal amount of Option Securities by a fraction, the numerator of which is the maximum aggregate principal amount of Option Securities that such Purchaser is entitled to purchase as set forth opposite the name of such Purchaser in Schedule II hereto and the denominator of which is the maximum aggregate principal amount of Option Securities that all of the Purchasers are entitled to purchase hereunder.

(b)    The Company hereby grants to the Purchasers the right to purchase at their election up to $172,500,000 aggregate principal amount of Option Securities, at the purchase price set forth in clause (i) of Section 2(a). Any such election to purchase Option Securities may be exercised by written notice from the Representatives to the Company setting forth the aggregate principal amount of Option Securities to be purchased and the date on which such Option Securities are to be delivered, as determined by the Representatives but in no event (x) earlier than the Closing Date (as defined below) or, (y) later than the 13th calendar day from, and including, the Closing Date or (z) unless the Representatives and the Company otherwise agree in writing, earlier than one or later than 10 Business Days after the date of such notice.

3.    Delivery and Payment. Delivery of and payment for the Firm Securities shall be made at the office of Vinson & Elkins L.L.P., 2001 Ross Avenue, Dallas, Texas 75201 at 10:00 a.m., (Eastern Time) on May 14, 2020, or at such time on such later date not more than three Business Days after the foregoing date as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and the Company or as provided in Section 9 hereof (such date and time of delivery and payment for the Offered Securities being herein called the “Closing Date”). Delivery of and payment for the Option Securities shall be made at the office of Vinson & Elkins L.L.P., 2001 Ross Avenue, Dallas, Texas 75201 at 10:00 a.m., (Eastern Time) on the date specified in the written notice given by the Representatives of the Purchasers’ election to purchase such Option Securities, or at such time and date as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and the Company or as provided in Section 9 hereof (such date and time of delivery and payment for the Option Securities being herein called the “Additional Closing Date”). Delivery of the Offered Securities shall be made to the Representatives for the respective accounts of the several Purchasers against payment by the several Purchasers through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to an account specified by the Company. The Offered Securities to be delivered or evidence of their issuance shall be made available for checking at least 24 hours prior to the Closing Date, with respect to the Firm Securities, and at least 24 hours prior to the Additional Closing Date, with respect to the Option Securities. Delivery of the Offered Securities shall be made through the facilities of The Depository Trust Company unless the Representatives shall otherwise instruct and agree to with the Company.

4.    Representations by Purchasers; Resale by Purchasers.

(a)    Each Purchaser severally represents and warrants to the Company that it is an “accredited investor” within the meaning of Regulation D under the Act.

(b)    Each Purchaser severally acknowledges that the Offered Securities have not been registered under the Act and may not be offered or sold except in accordance with Rule 144A under the Act (“Rule 144A”). Each Purchaser severally represents and agrees that it has sold the Offered Securities, and will offer and sell the Offered Securities only to persons who it reasonably believes are “qualified institutional buyers” within the meaning of Rule 144A in transactions meetings the requirements of Rule 144A.

(c)    Each Purchaser severally agrees that it and each of its affiliates has not entered and will not enter into any contractual arrangement with respect to the distribution of the Offered Securities except for any such arrangements with the other Purchasers or affiliates of the other Purchasers or with the prior written consent of the Company.

(d)    Each Purchaser severally agrees that it and each of its affiliates will not offer or sell the Offered Securities by means of any form of General Solicitation, other than a permitted communication listed on Schedule I.

5.    Agreements. The Company agrees with the Representatives and the several Purchasers that:

(a)    Prior to the termination of the offering of the Offered Securities, the Company will not distribute any amendment or supplement to the Preliminary Offering Circular or the Final Offering Circular unless the Company has furnished a copy to the Representatives for their review and will not effect any such proposed amendment or supplement to which the Representatives reasonably object;

(b)    Notwithstanding the provisions of paragraph (a) above, if, at any time prior to the Closing Date or the Additional Closing Date, if any, there occurs an event or development as a result of which any document included in the Disclosure Package, Final Offering Circular or any Supplemental Marketing Material, if republished immediately following such event or development, included or would include an untrue statement of a material fact or omitted or would omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any such time to amend or supplement the Disclosure Package, Final Offering Circular or any Supplemental Marketing Material to comply with any applicable law, the Company promptly will notify the Representative of such event and promptly will prepare and furnish, at its own expense, to the Purchasers and the dealers and to any other dealers at the request of the Representatives, an amendment or supplement which will correct such statement or omission;

(c)    The Company will furnish to the Representatives and counsel for the Purchasers, without charge, as many copies of the Preliminary Offering Circular, each offer document comprising a part of the Disclosure Package and the Final Offering Circular and any supplement thereto as the Representatives may reasonably request. The Company will pay the expenses of printing or other production of all documents relating to the offering;

(d)    The Company will arrange, if necessary, for the qualification of the Offered Securities for sale under the laws of such jurisdictions in the United States of America as the Representatives may designate upon consultation with the Company and will maintain such qualifications in effect so long as required for the distribution of the Offered Securities; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Offered Securities, in any jurisdiction where it is not now so subject;

(e)    The Company will not, and will not permit any of its “controlled” affiliates (as defined in Rule 144) to, resell any of the Offered Securities that have been reacquired by any of them;

(f)    The Company agrees that, unless it obtains the prior written consent of the Representatives, and each Purchaser, severally and not jointly, agrees with the Company that, unless it has obtained or will obtain, as the case may be, the prior written consent of the Company and the Representatives, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Communication; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Issuer Free Writing Communication included in Schedule III hereto;

(g)    During a period of 60 days from the date of this Agreement, the Company will not, without the prior written consent of the Representatives, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the Commission a registration statement (other than a registration statement on Form S-8 or a registration statement on Form S-3ASR) under the Act relating to, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (A) the Offered Securities to be sold hereunder or any Underlying Shares issued upon conversion thereof, (B) entry into the Base Capped Call Confirmations or the Additional Capped Call Confirmations and the Company’s performance thereunder, entered into in connection with the offering of the Offered Securities, (C) any share of Common Stock issued by the Company upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and referred to in the Disclosure Package and the Final Offering Circular, or (D) any shares of Common Stock, restricted stock, restricted stock units, performance units or other equity-based awards issuable or issued, or options to purchase Common Stock to be granted or granted, pursuant to an existing employee benefit plan of the Company referred to in the Disclosure Package and the Final Offering Circular. In addition, the Company is authorized beginning on the 15th day following the date of this Agreement to waive the restrictions in the Lock-Up Agreements for an aggregate amount of up to 350,000 shares of Common Stock for all Lock-Up Agreements combined.

(h)    The Company will use the net proceeds received by it from the sale of any Offered Securities in the manner specified in the Final Offering Circular and the Disclosure Package under the caption “Use of Proceeds”;

(i)    The Company agrees to pay the costs and expenses, if any, relating to the following matters: (i) the preparation, printing or reproduction of the Preliminary Offering Circular, any other documents comprising any part of the Disclosure Package and the Final Offering Circular and each amendment or supplement to any of them; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Preliminary Offering Circular, any other documents comprising any part of the Disclosure Package and the Final Offering Circular and all amendments or supplements to any of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Offered Securities; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Offered Securities, including any stamp or transfer taxes in connection with the original issuance and sale of the Offered Securities to the Purchasers; (iv) the printing (or reproduction) and delivery of this Agreement and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Offered Securities; (v) the transportation and other expenses of the Company’s officers and employees in connection with presentations to prospective purchasers of the Offered Securities; (vi) the fees and expenses of the Company’s accountants and the fees and expenses of counsel for the Company; (vii) any fees and expenses of the Trustee and any agent of the Trustee and the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Offered Securities; (viii) any fees charged by securities rating services for rating the Offered Securities; (ix) any costs, expenses and filing fees incurred in connection with the qualification of the Offered Securities for sale under the laws of such jurisdictions as the Representatives designate (including the reasonable fees and disbursements of counsel relating to such qualification) and the preparation and printing of memoranda relating thereto, costs and expenses related to the review by Financial Industry Regulatory Authority, Inc. of this offering (including filing fees and the fees and expenses of counsel and any special counsel for the Purchaser relating to such review); (x) the cost of listing a number of shares of Common Stock equal to the Conversion Shares in accordance with the rules of the NYSE; and (xi) all other costs and expenses of the Company and its representatives incident to the performance by the Company of its obligations hereunder;

(j)    The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities; and

(k)    The Company will prepare a final term sheet relating to the Offered Securities, containing only information that describes the final terms of the Offered Securities and otherwise in a form consented to by the Representatives. Any such final term sheet is an Issuer Free Writing Communication for purposes of this Agreement. The Company also consents to the use by any Purchaser of a Free Writing Communication that contains only (i)(x) information describing the preliminary terms of the Offered Securities or their offering or (y) information that describes the final terms of the Offered Securities or their offering and that is included in the final term sheet of the Company contemplated in the first sentence of this subsection or (ii) other information that is not “issuer information,” as defined in Rule 433, it being understood that any such Free Writing Communication referred to in clause (i) or (ii) above shall not be an Issuer Free Writing Communication for purposes of this Agreement.

(l)    The Company will reserve and keep available at all times, free of preemptive rights, a number of shares of Common Stock equal to the Conversion Shares for the purpose of enabling the Company to satisfy all obligations to issue any Underlying Shares upon conversion of the Offered Securities. The Company will use its best efforts to effect and maintain the listing of a number of shares of Common Stock equal to the Conversion Shares on the NYSE.

6.    Conditions to the Obligations of the Purchasers. The obligations of the Purchasers to purchase the Firm Securities on the Closing Date or the Option Securities on the Additional Closing Date, as the case may be, shall be subject to the accuracy of the representations and warranties on the part of the Company contained herein as of the Initial Sale Time, the Closing Date and the Additional Closing Date, if any, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions of this Section, to the performance by the Company of its obligations hereunder, and to the following additional conditions:

(a)    The Representatives shall have received from Vinson & Elkins L.L.P., counsel for the Company, their opinion, dated the Closing Date or the Additional Closing Date, as the case may be, and addressed to the Representatives, to the effect set forth in Annex II hereto;

(b)    The Representatives shall have received from Cadwalader, Wickersham & Taft LLP, special counsel for the Company, their opinion, dated the Closing Date or the Additional Closing Date, as the case may be, and addressed to the Representatives, to the effect set forth in Annex III hereto;

(c)    The Representatives shall have received from the General Counsel to the Company, his opinion, dated the Closing Date or the Additional Closing Date, as the case may be and addressed to the Representatives, to the effect set forth in Annex IV hereto;

(d)    The Representatives shall have received from Gibson, Dunn & Crutcher, LLP and Davis Polk & Wardwell LLP, counsels for the Purchasers, such opinion or opinions, dated the Closing Date or the Additional Closing Date, as the case may be, and addressed to the Representatives, with respect to the issuance and sale of the Offered Securities, the Indenture, the Disclosure Package, the Final Offering Circular (together with any supplement thereto) and other related matters as the Representatives may reasonably require, and the Company shall have furnished to such counsel such documents as they reasonably require and request for the purpose of enabling them to pass upon such matters;

(e)    The Company shall have furnished to the Representatives a certificate of the Company, signed in his representative capacity by the Chief Financial Officer of the Company, dated the Closing Date or the Additional Closing Date, as the case may be, to the effect that:

(i)    the representations and warranties of the Company in this Agreement are true and correct in all material respects on and as of the Closing Date or the Additional Closing Date, as the case may be, with the same effect as if made on such Closing Date or such Additional Closing Date, as the case may be, and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to such Closing Date or such Additional Closing Date, as the case may be;

(ii)    since the date of the most recent financial statements included or incorporated by reference in the Final Offering Circular, as amended or supplemented prior to the Execution Time, there has been no Material Adverse Change, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Final Offering Circular, as amended or supplemented prior to the Execution Time;

(f)    At the Execution Time and the Closing Date and the Additional Closing Date, as the case may be, the Representatives shall have received from Ernst & Young LLP a letter or letters dated such date or dates, in form and substance reasonably satisfactory to the Representatives, together with signed or reproduced copies of such letter or letters for each of the other Purchasers containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Final Offering Circular, the Disclosure Package and any Issuer Free Writing Communication;

(g)    At the Execution Time and the Closing Date and the Additional Closing Date, if any, the Representatives shall have received from NSAI a letter, in form and substance reasonably satisfactory to the Representatives, addressed to the Purchasers covering the matters described in Annex V hereto;

(h)    The Representatives shall have received an agreement for the benefit of the Purchasers in the form set forth as Annex I hereto, signed by each director and executive officer listed in the Company’s Annual Report on Form 10-K, filed with the Commission on February 24, 2020 (each, a “Lock-Up Agreement”), other than any such director or officer who has resigned, has retired, or is otherwise no longer serving in such capacity before the Execution Time, and each such Lock-Up Agreement shall be in full force and effect on the Closing Date and the Additional Closing Date, as the case may be.

(i)    Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Final Offering Circular as amended or supplemented prior to the Execution Time or any Issuer Free Writing Communication, there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (e) of this Section 6 or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Final Offering Circular, as amended or supplemented prior to the Execution Time, the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Offered Securities as contemplated by the Final Offering Circular and any Issuer Free Writing Communication;

(j)    Subsequent to the Execution Time, there shall not have been any decrease in the rating of any of the Company’s debt securities by any “nationally recognized statistical rating organization” (as defined for purposes of Section 3(a)(62) under the Exchange Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change;

(k)    A number of shares of Common Stock equal to the Conversion Shares shall have been approved for listing on the NYSE, subject only to notice of conversion of the Offered Securities by the Company to the NYSE at the applicable time; and

(l)    Prior to the Closing Date or the Additional Closing Date, as the case may be, the Company shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.

If any of the conditions specified in this Section 6 shall not have been fulfilled in all material respects when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be in all material respects reasonably satisfactory in form and substance to the Representatives, this Agreement and all obligations of the Purchasers hereunder may be canceled at, or at any time prior to, the Closing Date, by the Representatives. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing. The Representatives may in their sole discretion waive on behalf of the Purchasers compliance with any conditions to the obligations of the Purchasers hereunder.

The documents required to be delivered by this Section 6 shall be delivered to the offices of Vinson & Elkins L.L.P. at 2001 Ross Avenue, Dallas, Texas 75201 on the Closing Date or such other place as the Representatives shall so instruct.

7.    Reimbursement of Purchasers’ Expenses. If the sale of the Firm Securities provided for herein is not consummated because any condition to the obligations of the Purchasers set forth in Section 6 hereof is not satisfied, or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Purchasers, the Company will reimburse the Purchasers severally through the Representatives on demand for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Offered Securities.

8.    Indemnification and Contribution.

(a)    The Company agrees to indemnify and hold harmless each Purchaser, the directors, officers, employees, affiliates and agents of each Purchaser and each person, if any, who controls any Purchaser within the meaning of the Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Circular, the Final Offering Circular or any Issuer Free Writing Communication, or in all cases any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Purchaser through the Representatives specifically for inclusion therein. This indemnity agreement will be in addition to any liability which the Company may otherwise have to any Purchaser or to any officer, employee or controlling person of that Purchaser;

(b)    Each Purchaser severally and not jointly agrees to indemnify and hold harmless the Company, each of its directors, its officers, and each person who controls the Company within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company to each Purchaser, but only with reference to written information relating to such Purchaser furnished to the Company by or on behalf of such Purchaser through the Representatives specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability which any Purchaser may otherwise have. The Company acknowledges that the statements set forth in the twelfth paragraph under the heading “Plan of Distribution” constitute the only information furnished in writing by or on behalf of the several Purchasers for inclusion in the Disclosure Package or the Final Offering Circular;

(c)    Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent the indemnifying party did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to assume the defense thereof and to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel, and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel (including local counsel) if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent (x) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (y) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of an indemnified party; and

(d)    In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Purchasers severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively “Losses”) to which the Company and one or more of the Purchasers may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Purchasers on the other from the offering of the Offered Securities; provided, however, that in no case shall any Purchaser (except as may be provided in any agreement among purchasers relating to the offering of the Offered Securities) be responsible for any amount in excess of the total price at which the Offered Securities sold and distributed by such Purchaser was offered to the qualified institutional buyers. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Purchasers severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and of the Purchasers on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Purchasers shall be deemed to be equal to the total initial purchasers’ discounts and commissions received by the Purchasers with respect to the Offered Securities purchased under this Agreement. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Purchasers on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Purchasers agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls an Purchaser within the meaning of the Act and each director, officer, employee, affiliate and agent of an Purchaser shall have the same rights to contribution as such Purchaser, and each person who controls the Company within the meaning of the Act, each officer of the Company and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).

9.    Default by a Purchaser. If on the Closing Date any one or more Purchasers shall fail to purchase and pay for any of the Firm Securities agreed to be purchased by such Purchaser or Purchasers hereunder and the aggregate principal amount of Firm Securities that such defaulting Purchaser or Purchasers agreed but failed to purchase does not exceed 10% of the total principal amount of Firm Securities that the Purchasers are obligated to purchase and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, then the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Purchasers, or any other purchasers, to purchase all, but not less than all of the unsold Firm Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then the non-defaulting Purchasers shall be obligated severally to take up and pay for (in the respective proportions which the principal amount of Firm Securities set forth opposite their names in Schedule II hereto bears to the aggregate principal amount of Firm Securities set forth opposite the names of all the non-defaulting Purchasers) the Firm Securities which the defaulting Purchaser or Purchasers agreed but failed to purchase. If any Purchaser or Purchasers so default and the aggregate principal amount of Firm Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Firm Securities that the defaulting Purchaser is obligated to purchase on the Closing Date and arrangements satisfactory to the Representatives and the Company for the purchase of such Firm Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Purchaser or the Company, except as provided in Section 11. If, on the Additional Closing Date, any one or more Purchasers shall fail to purchase and pay for any of the Option Securities agreed to be purchased by such Purchaser or Purchasers hereunder and the aggregate principal amount of Option Securities that such defaulting Purchaser or Purchasers agreed but failed to purchase does not exceed 10% of the total principal amount of Option Securities that the Purchasers to be purchased on the Additional Closing Date, the non-defaulting Purchasers shall have the option to (a) terminate their obligation hereunder to purchase the Option Securities to be sold on the Additional Closing Date or (b) purchase not less than the principal amount of Option Securities that such non-defaulting Purchasers would have been obligated to purchase in the absence of such default. As used in this Agreement, the term “Purchaser” includes any person substituted for a Purchaser under this Section. Nothing contained in this Agreement shall relieve any defaulting Purchaser of its liability, if any, to the Company and any non-defaulting Purchaser for damages occasioned by its default hereunder.

10.    Termination. This Agreement shall be subject to termination in the absolute discretion of the Representatives, by notice given to the Company prior to delivery of and payment for the Firm Securities, if at any time prior to such time, (i) trading or quotation in any of the Company’s securities shall have been suspended or limited by the Commission or by the NYSE, (ii) trading in securities generally on the NYSE or the Nasdaq Stock Market shall have been suspended or limited or minimum prices shall have been established on any of such exchanges, (iii) a banking moratorium shall have been declared either by authorities in the United States or New York state or there shall have occurred a material disruption in commercial banking or securities settlement or clearance services, (iv) there shall have occurred a change or development involving a prospective change in United States taxation affecting the Offered Securities or the transfer thereof or the imposition of exchange controls by the United States or (v) there shall have occurred any outbreak or escalation of hostilities, except as existing with similar severity on the date hereof involving the United States, declaration by the United States of a national emergency or war, or other calamity or crisis, except as existing with similar severity on the date hereof, the effect of which on financial markets is such as to make it, in the sole judgment of the Representatives, impractical or inadvisable to proceed with the offering or delivery of the Firm Securities as contemplated by the Disclosure Package and the Final Offering Circular.

11.    Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Purchaser or the Company or any of the officers, directors, employees, affiliates, agents or controlling persons referred to in Section 8 hereof, and will survive delivery of and payment for the Offered Securities. The provisions of Sections 7, 8 and 16 hereof shall survive the termination or cancellation of this Agreement.

12.    Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representatives, will be mailed, delivered or telefaxed to Credit Suisse Securities (USA) LLC (fax no.:), Eleven Madison Avenue, New York, N.Y. 10010-3629, Attention: and Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282, Attention: or, if sent to the Company, will be mailed, delivered or telefaxed to Pioneer Natural Resources Company (fax no.:) and confirmed to it at 777 Hidden Ridge, Irving, Texas 75038, Attention:.

In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Purchasers to properly identify their respective clients.

13.    Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents, affiliates and controlling persons referred to in Section 8 hereof, and no other person will have any right or obligation hereunder.

14.    Representation of Purchasers. The Representatives will act for the several Purchasers in connection with this Agreement, and any action under this Agreement taken by the Representatives will be binding upon all the Purchasers.

15.    No Advisory or Fiduciary Responsibility. The Company acknowledges and agrees that (i) the purchase and sale of the Offered Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Purchasers, on the other, (ii) in connection therewith and with the process leading to such transaction each Purchaser is acting solely as a principal and not the agent or fiduciary of the Company, (iii) no Purchaser has assumed an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Purchaser has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company has been advised that the Representatives and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Representatives have no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship. The Company agrees that it will not claim that any Purchaser has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto. The Company waives, to the fullest extent permitted by law, any claims it may have against the Representatives for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Representatives shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

16.    APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT REGARD TO ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

17.    Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

18.    Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

19.    Recognition of the U.S. Special Resolution Regimes.

(a)    In the event that any Purchaser that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Purchaser of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)    In the event that any Purchaser that is a Covered Entity or a BHC Act Affiliate of such Purchaser becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Purchaser are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

20.    Definitions. The terms which follow, when used in this Agreement, shall have the meanings indicated.

“Act” shall mean the Securities Act of 1933 and the Rules and Regulations promulgated thereunder.

“affiliate” has the meaning assigned to such term in Rule 405 under the Act.

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are authorized or obligated by law or regulation to close in New York City.

“Commission” shall mean the Securities and Exchange Commission.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Disclosure Package” shall mean (i) the Preliminary Offering Circular, and (ii) the Issuer Free Writing Communication identified in Schedule I hereto issued at or prior to the Initial Sale Time.

“Exchange Act” shall mean the Securities Exchange Act of 1934 and the Rules and Regulations promulgated thereunder.

“Exchange Act Reports” means the Company’s Annual Report on Form 10-K most recently filed with the Commission and all subsequent reports (including exhibits to the extent incorporated by reference as set forth below) filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof and which are incorporated by reference in the Preliminary Offering Circular, the Final Offering Circular or any Free Writing Communication, as applicable.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“Final Offering Circular” means the Final Offering Circular relating to the Offered Securities to be offered by the Purchasers that discloses the offering price and other final terms of the Offered Securities and is dated as of the date of this Agreement (even if finalized and issued subsequent to the date of this Agreement), including the Exchange Act Reports and any other information incorporated by reference therein.

“Free Writing Communication” means a written communication (as such term is defined in Rule 405 under the Act) that constitutes an offer to sell or a solicitation of an offer to buy the Offered Securities and is made by means other than the Preliminary Offering Circular or the Final Offering Circular.

“General Solicitation” means any offer to sell or solicitation of an offer to buy the Offered Securities by any form of general solicitation or advertising (as those terms are used in Regulation D under the Act).

“Initial Sale Time” shall mean 8:30 am (Eastern time) on May 12, 2020, which is the time of the first contract of sale for the Offered Securities.

“Issuer Free Writing Communication” means a Free Writing Communication, identified in Schedule I hereto, prepared by or on behalf of the Company, used or referred to by the Company or containing a description of the final terms of the Offered Securities or of their offering, in the form retained in the Company’s records.

“Preliminary Offering Circular” means the preliminary offering circular, dated May 11, 2020, relating to the Offered Securities to be offered by the Purchasers, including the Exchange Act Reports and any other information incorporated by reference therein.

“Rules and Regulations” shall mean the rules and regulations of the Commission.

“Supplemental Marketing Material” means any Issuer Free Writing Communication other than any Issuer Free Writing Communication specified in Schedule I hereto. Supplemental Marketing Material will only include the electronic roadshow slides and the accompanying audio recording, as applicable.

“Trust Indenture Act” shall mean the Trust Indenture Act of 1939, as amended, and the Rules and Regulations promulgated thereunder.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

“Underlying Shares” shall mean shares of the Common Stock into which the Offered Securities are convertible

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

[Remainder of the page intentionally left blank]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company and the several Purchasers.

Very truly yours,

PIONEER NATURAL RESOURCES COMPANY

By:	/s/ Richard P. Dealy
Name:	Richard P. Dealy
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to the Purchase Agreement]

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Ryan Pickard
	Name:	Ryan Pickard
	Title:	Director

GOLDMAN SACHS & CO. LLC

By:	/s/ Matthew Leavitt
	Name:	Matthew Leavitt
	Title:	Managing Director

For themselves and as the Representatives of the other several Purchasers.

[Signature Page to the Purchase Agreement]

SCHEDULE I

1.	Issuer Free Writing Communications (included in the Disclosure Package).

Final term sheet, dated May 11, 2020, a copy of which is attached hereto as Schedule III.

2.	Permitted General Solicitation (other than Information Included Above).

None

I-1

SCHEDULE II

Purchasers	Principal Amount of Offered Securities to be Purchased
Credit Suisse Securities (USA) LLC	US$	441,600,000
Goldman Sachs & Co. LLC		294,400,000
BofA Securities, Inc.		103,500,000
Wells Fargo Securities LLC		103,500,000
BMO Capital Markets Corp.		51,750,000
MUFG Securities Americas Inc.		51,750,000
TD Securities (USA) LLC		51,750,000
Morgan Stanley & Co. LLC		25,875,000
U.S. Bancorp Investments, Inc.		25,875,000

Total	US$	1,150,000,000

II-1

SCHEDULE III

[Attached]

III-1

PRICING TERM SHEET	STRICTLY CONFIDENTIAL
DATED MAY 11, 2020

PIONEER NATURAL RESOURCES COMPANY

$1,150,000,000

0.250% CONVERTIBLE SENIOR NOTES DUE 2025

The information in this pricing term sheet supplements Pioneer Natural Resources Company’s preliminary offering circular, dated May 11, 2020 (the “Preliminary Offering Circular”), and supersedes the information in the Preliminary Offering Circular to the extent inconsistent with the information in the Preliminary Offering Circular. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Offering Circular, including all documents incorporated by reference therein. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Circular. All references to dollar amounts are references to U.S. dollars. The Issuer has increased the size of the offering to $1,150,000,000 (or $1,322,500,000 if the initial purchasers’ option to purchase additional notes is exercised in full). The final offering memorandum relating to the offering will reflect conforming changes relating to such increase in the size of the offering.

Issuer:	Pioneer Natural Resources Company, a Delaware corporation (the “Issuer”).

Ticker/Exchange for the Issuer’s Common Stock:	“PXD”/The New York Stock Exchange.

Notes:	0.250% Convertible Senior Notes due 2025.

Principal Amount:	$1,150,000,000, plus up to an additional $172,500,000 principal amount pursuant to the initial purchasers’ option to purchase additional Notes.

Denominations:	$1,000 and multiples of $1,000 in excess thereof.

Maturity:	May 15, 2025, unless earlier repurchased, redeemed or converted.

Interest Rate:	0.250% per year.

Interest Payment Dates:	Interest will accrue from May 14, 2020 and will be payable semiannually in arrears on May 15 and November 15 of each year, beginning on November 15, 2020.

Interest Record Dates:	May 1 and November 1 of each year, immediately preceding any May 15 and November 15 interest payment date, as the case may be.

Issue Price:	100% of principal, plus accrued interest, if any, from May 14, 2020.

Trade Date:	May 12, 2020.

Expected Settlement Date:	May 14, 2020.

Closing Sale Price of the Issuer’s Common Stock on May 11, 2020:	$84.44 per share.

Initial Conversion Rate:	9.1098 shares of the Issuer’s common stock per $1,000 principal amount of Notes.

Initial Conversion Price:	Approximately $109.77 per share of the Issuer’s common stock.

Conversion Premium:	Approximately 30% above the last reported sale price of the Issuer’s common stock on The New York Stock Exchange on May 11, 2020.

Redemption at Our Option:	The Issuer may not redeem the Notes prior to May 20, 2023. The Issuer may redeem for cash all or part of the Notes, at the Issuer’s option, on or after May 20, 2023 if the last reported sale price of the Issuer’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Issuer provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No “sinking fund” is provided for the Notes.

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Goldman Sachs & Co. LLC BofA Securities, Inc. Wells Fargo Securities LLC

CUSIP Number (144A):	723787AN7

ISIN (144A):	US723787AN74

Use of Proceeds:	The Issuer estimates that the net proceeds from the offering will be approximately $1.1 billion (or approximately $1.3 billion if the initial purchasers exercise their option to purchase additional Notes in full), after deducting fees and estimated expenses. The Issuer entered into capped call transactions with certain of the initial purchasers or affiliates thereof (the “option counterparties”). The Issuer intends to use approximately $98.3 million (or $113.1 million if the initial purchasers exercise their option to purchase additional notes in full) of the net proceeds from the offering to pay the cost of the capped call transactions. The cap price of the capped call transactions will initially be $156.2140 per share of common stock, which represents a premium of 85% over the last reported sale price per share of our common stock on the New York Stock Exchange of $84.44 per share on May 11, 2020.

The Issuer expects to use approximately $50.0 million of the net proceeds from the offering to repurchase shares of the Issuer’s common stock from purchasers of Notes in the offering in privately negotiated transactions effected with or through one or more of the initial purchasers or their affiliates. The purchase price per share of the common stock repurchased in such transactions is equal to the closing sale price per share of the Issuer’s common stock on the date of the Preliminary Offering Circular, which was $84.44 per share. These repurchases could increase, or prevent a decrease in, the market price of our common stock or the notes concurrently with the pricing of the notes, and could result in a higher effective conversion price for the notes.

The Issuer expects to use a portion of the net proceeds from the offering to fund all of the Issuer’s obligations under the Tender Offers, including fees and expenses incurred in connection therewith. The remaining proceeds will be used for general corporate purposes, which may include the repayment of outstanding borrowings under the Issuer’s credit facility and other outstanding indebtedness. See “Use of Proceeds” in the Preliminary Offering Circular.

2

If the initial purchasers exercise their option to purchase additional Notes, the Issuer expects to use the net proceeds from the sale of the additional Notes to enter into additional capped call transactions with the option counterparties and any remaining proceeds will be used for general corporate purposes.

Increase in Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change or a Notice of Redemption:	If the effective date of a “make-whole fundamental change” (as defined in the Preliminary Offering Circular) occurs prior to the maturity date of the Notes or if the Issuer gives a notice of redemption with respect to any or all of the Notes, the Issuer will, in certain circumstances, increase the conversion rate for a holder who elects to convert its Notes in connection with such a make-whole fundamental change or notice of redemption, as the case may be, as described under “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make- Whole Fundamental Change or Notice of Redemption” in the Preliminary Offering Circular.

The following table sets forth the number of additional shares by which the conversion rate will be increased per $1,000 principal amount of Notes for conversions in connection with a make-whole fundamental change or notice of redemption, as the case may be, for each “stock price” and “effective date” set forth below:

Stock Price
Effective Date	$84.44	$87.50	$90.00	$95.00	$100.00	$109.77	$125.00	$142.70	$150.00	$175.00	$200.00

May 14, 2020	2.7329	2.6009	2.4124	2.0765	1.7880	1.3334	0.8354	0.4684	0.3622	0.1293	0.0266
May 15, 2021	2.7329	2.6009	2.4124	2.0765	1.7880	1.3304	0.8184	0.4473	0.3416	0.1146	0.0199
May 15, 2022	2.7329	2.6009	2.3987	2.0352	1.7259	1.2460	0.7362	0.3790	0.2806	0.0792	0.0071
May 15, 2023	2.7329	2.5436	2.3262	1.9432	1.6202	1.1270	0.6208	0.2865	0.1999	0.0388	0.0000
May 15, 2024	2.7329	2.4167	2.1770	1.7584	1.4111	0.8986	0.4138	0.1401	0.0807	0.0017	0.0000
May 15, 2025	2.7329	2.3188	2.0013	1.4165	0.8902	0.0002	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock price and effective date may not be set forth in the table above, in which case:

•

If the stock price is between two stock prices in the table above or the effective date is between two effective dates in the table above, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•

If the stock price is greater than $200.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above as described in the Preliminary Offering Circular), no additional shares will be added to the conversion rate.

•

If the stock price is less than $84.44 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above as described in the Preliminary Offering Circular), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of Notes exceed 11.8427 shares of the Issuer’s common stock, subject to adjustment in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rights—Conversion Rate Adjustments” in the Preliminary Offering Circular.

The Preliminary Offering Circular is modified as follows:

3

The second paragraph under “Ranking” on page 4 and on page 23 is replaced with the following:

At March 31, 2020, we had $2.6 billion of indebtedness for borrowed money ranking equally in right of payment with the notes, and our subsidiaries had aggregate balance sheet liabilities of $2.6 billion, excluding intercompany liabilities, to which the notes would have been structurally subordinated.

The third sentence in the first paragraph under “The notes are effectively subordinated to any liabilities of our subsidiaries and to any secured debt we may incur in the future” on page 8 is replaced with the following:

At March 31, 2020, we had $2.6 billion of indebtedness for borrowed money ranking equally in right of payment with the notes, none of which was secured, and our subsidiaries had aggregate balance sheet liabilities of $2.6 billion, excluding intercompany liabilities.

This communication is intended for the sole use of the person to whom it is provided by the sender. This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of the Notes or the offering thereof. This communication does not constitute an offer to sell or the solicitation of an offer to buy any Notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The Notes and the shares of the Issuer’s common stock issuable upon conversion of the Notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any other securities laws, and may not be offered or sold within the United States or any other jurisdiction, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. The initial purchasers are initially offering the Notes only to qualified institutional buyers as defined in, and in reliance on, Rule 144A under the Securities Act.

The Notes and the shares of the Issuer’s common stock issuable upon conversion of the Notes are not transferable except in accordance with the restrictions described under “Transfer Restrictions” in the Preliminary Offering Circular.

A copy of the Preliminary Offering Circular for the offering of the Notes may be obtained by contacting Credit Suisse Securities (USA) LLC, Attention: , or email: .

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

4

ANNEX I

LOCK-UP AGREEMENT

Annex I

ANNEX II

Opinion of Vinson & Elkins, L.L.P.

Counsel to the Company

Annex II

ANNEX III

Opinion of Cadwalader, Wickersham & Taft LLP

Special Counsel to the Company

Annex III

ANNEX IV

Opinion of General Counsel to the Company

Annex IV

ANNEX V

FORM OF ENGINEERS’ RESERVE REPORT LETTER

Annex V

APPENDIX 1 to ANNEX V

AUDIT LETTER

Annex V-1